Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Charles Sahner

Vonage

732-528-2677

Charles.Sahner@vonage.com

Vonage to Appeal Court Decision in Sprint Patent Suit

HOLMDEL, NJ, September 25, 2007—Vonage announced that it will seek to overturn today’s U.S. District Court jury verdict in a patent infringement lawsuit brought by Sprint Communications Company L.P. and continue focusing on providing reliable, quality digital phone service.

Federal court jurors in Kansas City, Kansas, ruled in favor of Sprint, finding that Vonage had willfully infringed Sprint’s patents in providing its VoIP telephony services, and awarding $69.5 million in damages, which the jury found to be five percent of Vonage’s revenues over the infringing period. Vonage will ask the court to set aside the verdict, and if it is not granted, will vigorously pursue an appeal of the decision, including the underlying issue of liability and the willfulness aspect. Vonage believes any damages awarded are inappropriate. In addition, Vonage will seek to develop technological workarounds that don’t infringe on Sprint’s patents.

“We are disappointed that the jury did not recognize that our technology differs from that of Sprint’s patents,” said Sharon O’Leary, chief legal officer for Vonage. “Our top priority is to provide high-quality, reliable digital phone service to our customers. Vonage has already demonstrated that it can keep its focus on customers and on its core business while managing ongoing litigation,” she added.

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About Vonage

Vonage (NYSE: VG) is a leading provider of digital phone services with 2.45 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail—for one low, flat monthly rate. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

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